(National City Logo appears here)                 National City Bank
                                                  Corporate Banking
                                                  P.O. Box 568
                                                  Youngstown, OH 44501
                                                  330 742-4242
                                                  Fax 330 742-4208

                                                  David P. Dobstaff
                                                  Vice President

April 13, 2000

Ronald J. Patrick
Ralph A. Blundo
Valley Drug Company
318 W. Boardman Street
Youngstown, Ohio 44503

Re: Valley Drug Company ("borrower")
    Limited and conditional forbearance
    Reservation of rights


Gentlemen:

"You" or "your" refers sometimes, as applicable, to any one or more of Ronald
J. Patrick and Ralph A. Blundo as guarantor and Valley Drug Company as borrower. We refer to a loan and credit facility from National City to borrower, all the obligations of which are unconditional guaranteed by you ("Loan"). You are the sole shareholders of borrower.

You have asked National City to consent to your proposed merger with DrugMax.com. Inc. and its subsidiary ("Merger"). National City is neither obliged to agree to the Merger or to evaluate the Merger. Further, and in any event, National City has had inadequate time to conduct any due diligence to allow it to assess the Merger and its impact upon the Loan and whether National City would consider consenting to the Merger. The Merger is to take place within the month of April 2000 and while you acknowledge that National City has no obligation or commitment to consent to the Merger or to conduct any due diligence whatsoever, you have asked National City nevertheless to consent to the Merger and conduct due diligence.

National City agrees to consent to the Merger and conduct due diligence as you request. During the period in which National City will conduct such due diligence (as National City in its sole discretion determines is necessary) National City will forbear from exercising its rights. National City's forbearance and its agreement to conduct due diligence are expressly conditioned upon your strict and timely compliance with the following:

1. Deposit by you in a National City account of the sum of no less than $300,000.00 ("Cash Proceeds") which represents a portion of the proceeds to you from sale of your shares of borrower to DrugMax.com, Inc. Immediately upon your receipt of such funds, you will pledge this amount in support of your existing guarantees of the Loan. You agree to execute and deliver such documents as National City determines to be necessary, including specifically, and without any limitation, assignment(s) of account or accounts in to which you deposit the Cash Proceeds.

2. Deposit by DrugMax.com, Inc. in a National City account of the sum of no less than $500,000.00, ("Cash"), DrugMax.com, Inc. agrees to execute and deliver such documents as National City determines to be necessary, including specifically, and without any limitation, assignment(s) of account or accounts in to which the Cash is deposited.

3. DrugMax.com, Inc. will provide an Unlimited and Continuing Guaranty to all of the outstanding indebtedness of Valley Drug Company.

4. Until such time that the due diligence is completed by National City, Valley Drug will operate as an independent subsidiary of DrugMax.com, Inc. such that there will be no intercompany transfers or guarantys.

5. Your providing such information and documents as National City may determine in its sole discretion to be necessary to conduct such due diligence as National City determines appropriate to evaluate the Merger. National City will provide a written list of necessary information and documents (as amended and supplemented from time to time, the "Due Diligence List").

National City's forbearance shall terminate immediately with no notice to you upon the earlier of the following: (i) July 15, 2000, (ii) you fail to fulfill any requirement of this letter agreement, and, (iii) any material adverse change, (other than the Merger) as determined by National City in its discretion, occurs to (a) the property, assets, operations or condition, financial or otherwise of borrower or guarantors or (b) the recoverable value of any of the collateral impairing the ability of National City to obtain of full recovery. At such time, National City may exercise all of its rights and remedies, including its rights and remedies with respect to the Cash and Cash Proceeds.

Ronald J. Patrick, Ralph A. Blundo and DrugMax.com, Inc. each unconditionally guaranty all the obligations of the borrower to National City, including the obligation of the Loan. National City specifically reserves the right to proceed against one or more of you as guarantors and borrower for the full amount of the Loan, and all other obligations owing to National City. You acknowledge, agree and understand that only a written specific formal agreement executed by National City and approved by its counsel (and this letter agreement is not such an agreement) shall constitute a modification or amendment of any term or condition of the Loan or any of your obligations to National City under the Loan.

If upon conclusion of National City's due diligence, National City determines, in its sole discretion, not to continue to retain the financing relationship, that decision will be communicated to you and National City will continue to further forbear for an additional period of 120 days in which you may obtain replacement financing.

You should understand that National City upon conclusion of due diligence may, in its sole discretion, not continue to retain the financing relationship. This letter agreement is not a commitment or understanding on the part of National City to continue to retain the financing relationship. Your offer and pledge to National City of the Cash and Cash Proceeds Cash is unlimited and unconditional. National City reserves all of its rights to the Cash and Cash Proceeds including their application to your obligations under the Loan and such application will not waive any other of its rights and remedies and does not limit or preclude National City from pursuing you for payment in full of the Loan.

Nothing in this letter is or shall be deemed to be a waiver or abandonment of any rights or remedies available to National City Bank (whether against you, any other person or any property) each of which rights and remedies is specifically reserved, including without limitation the right to seek judgment against any one or more of you as guarantor and borrower, and/or to proceed against any property.

Please acknowledge your agreement by signing the attached copy of this letter agreement and returning it to me. Additionally, please fax back to me a signed copy of this letter.

Very truly yours,

/s/ David P. Dobstaff

David P. Dobstaff
Vice President
Corporate Banking

The foregoing is acknowledged, understood and agreed to:

Borrower, Valley Drug Company

 By: /s/ Ralph A. Blundo
Its: President

/s/ Ronald J. Patrick
Ronald J. Patrick

/s/ Ralph A. Blundo
Ralph A. Blundo

Guarantor: DrugMax.com, Inc.

 By: _________________
Its: _________________
     _________________


                                       3